Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Media Contact:	Investor Contact:
Scott Schroeder	Thomas Morabito
216-755-5500	216-755-5500
sschroeder@ddr.com	tmorabito@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $0.51 FOR THE QUARTER
ENDED JUNE 30, 2009 BEFORE NON-OPERATING GAINS AND LOSSES
CLEVELAND, OHIO, July 23, 2009 - Developers Diversified Realty (NYSE: DDR) today announced operating results for the second quarter ended June 30, 2009.
•	The Company’s second quarter Funds From Operations (“FFO”) was $0.51 per share before $240.0 million of net charges including the elimination of the gain on the repurchases of unsecured notes of $45.9 million. The Company’s operating FFO for the six-month period was $1.18 per share before the $187.8 million of net charges including the elimination of the gain on repurchases of unsecured notes of $118.5 million.

FFO and net loss for the three- and six-month periods ended June 30, 2009 reflected $240.0 million, or $1.66 per share, and $187.8 million, or $1.37 per share, of net charges, respectively, primarily non cash, summarized as follows (in millions):

	Three Months	Six Months
Consolidated non-cash impairment charges — assets under contract to be sold and certain assets formerly occupied by Mervyns	$107.0	$117.9
Less portion of impairment charges and losses allocated to non-controlling interests (Mervyns)	(31.3)	(31.1)
Non-cash potential change-in-control compensation charge	10.5	10.5
Gain on repurchases of unsecured notes	(45.9)	(118.5)
Loss on equity derivative instruments related to Otto investment	80.0	80.0
Loan loss reserve and other expenses	6.9	10.8
Impairment charges, derivative (gains)/losses and losses on asset sales — equity method investments	11.4	10.0
Non-cash impairment charges and loss on disposition — equity method investments	40.3	46.9
Impairment charges and loss on sales — discontinued operations	61.1	61.3

	$240.0	$187.8

•	FFO applicable to common shareholders for the three-month period ended June 30, 2009, including the above net charges, was a loss of $166.5 million, or $1.15 per diluted share, which compares to revised FFO of $95.9 million, or $0.79 per diluted share, for the prior-year comparable period. Net loss applicable to common shareholders for the three-month period ended June 30, 2009 was $237.2 million or $1.64 per diluted share, which compares to revised net income of $26.1 million, or $0.22 per diluted share, for the prior-year comparable period.

•	FFO applicable to common shareholders for the six-month period ended June 30, 2009, including the above net charges, was a loss of $26.5 million, or $0.19 per diluted share, which compares to revised FFO of $192.2 million, or $1.59 per diluted share, for the prior-year comparable period. Net loss applicable to common shareholders for the six-month period ended June 30, 2009 was $160.3 million, or $1.18 per diluted share, which compares to revised net income of $55.7 million, or $0.46 per diluted share, for the prior-year comparable period.

•	The 2008 results for both the three- and six-month periods ended June 30, 2008 have been revised to reflect the change in accounting relating to convertible debt. This change resulted in additional non-cash interest expense of $3.3 million for both three-month periods ended June 30, 2009 and 2008, and $7.1 million and $6.5 million for the six-month periods ended June 30, 2009 and 2008, respectively.

•	Executed leases during the second quarter of 2009 totaled a Company record of approximately 3.1 million square feet, including 147 new leases and 259 renewals.

•	On a cash basis, base rental rates on new leases and renewals decreased 4.7% overall.

•	Core portfolio leased percentage at June 30, 2009 was 90.7%, consistent with the level at March 31, 2009.

•	Same store net operating income (“NOI”) for the quarter decreased 5.0% over the prior-year comparable period. The decrease in same store NOI is primarily related to the bankruptcies and subsequent store closings of Circuit City, Linens ‘N Things, Goody’s and Steve & Barry’s.
Scott A. Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, stated, “Our second quarter 2009 operating results came in as expected despite the continued challenging environment. Our portfolio’s leased rate remained stable, and leasing activity remained robust with deals for over 3 million square feet of space being executed.
“Our de-leveraging plans remain on track and we remain intensely focused on executing upon our capital raising and debt reducing initiatives. Our activities to date have addressed our 2009 and 2010 maturities, and we have a capital plan in place that addresses our 2011 and 2012 needs well before maturity.

Financial Results:
Net loss applicable to common shareholders was $237.2 million, or $1.64 per share (diluted and basic), for the three-month period ended June 30, 2009, as compared to revised net income of $26.1 million, or $0.22 per share (diluted and basic), for the prior-year comparable period.
FFO applicable to common shareholders was a loss of $166.5 million for the three-month period ended June 30, 2009, as compared to revised FFO income of $95.9 million for the three-month period ended June 30, 2008. For the three-month period ended June 30, 2009, FFO per share was a loss of $1.15 (diluted and basic) compared to revised FFO income of $0.79 (diluted and basic) for the prior-year comparable period. The decrease in net income and reported loss for the three-month period ended June 30, 2009, is primarily the result of $240.0 million of net charges, mainly non cash as detailed above, in addition to several tenant bankruptcies in late 2008 and early 2009, also discussed above.
Net loss applicable to common shareholders was $160.3 million, or $1.18 per share (diluted and basic), for the six-month period ended June 30, 2009, as compared to revised net income of $55.7 million, or $0.46 per share (diluted and basic), for the prior-year comparable period.
FFO applicable to common shareholders was a loss of $26.5 million for the six-month period ended June 30, 2009, as compared to revised FFO income of $192.2 million for the six-month period ended June 30, 2008. For the six-month period ended June 30, 2009, FFO per share was a loss of $0.19 (diluted and basic) compared to revised FFO income of $1.59 (diluted and basic) for the prior-year comparable period. The decrease in net income and reported loss for the six-month period ended June 30, 2009, is primarily the result of $187.8 million of net charges, mainly non cash as detailed above, in addition to several tenant bankruptcies also discussed above.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. FFO excluding the non-operating charges detailed above is useful to investors as the Company removes these charges to analyze the results of operations and assess performance of the core operating real estate portfolio. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:
The following results for the three-month period ended June 30, 2009 highlight continued strong leasing activity throughout the portfolio despite the current economic environment:
•	Executed 147 new leases aggregating approximately 0.9 million square feet and 259 renewals aggregating approximately 2.2 million square feet.

•	On a cash basis, rental rates for new leases and renewals decreased 4.7%.

•	Total portfolio average annualized base rent per occupied square foot, excluding assets in Brazil, as of June 30, 2009 was $12.49, as compared to $12.41 at June 30, 2008.

•	Core portfolio leased rate was 90.7% as of June 30, 2009, as compared to 95.5% at June 30, 2008 and 90.7% at March 31, 2009.
Overall, the Company is encouraged by the leasing activity achieved during the second quarter. On a square foot basis, these leasing results represent the greatest level of production in the history of the Company. While the resulting rental spreads are much less favorable than what the Company has historically achieved, it should be no surprise that rental rates are under pressure as bankruptcy driven vacancy has increased across the retail sector.
Total annual recurring leasing capital expenditures for the Company and its joint ventures are estimated to be approximately $32 million ($0.27 per square foot of owned GLA) in 2009 calculated based on 100% of the funding.
Strategic Transactions:
On February 23, 2009, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Mr. Alexander Otto (the “Investor”) to issue and sell 30 million common shares for aggregate gross proceeds of approximately $112.5 million to the Investor and certain members of his family (collectively with the Investor, the “Otto Family”). In addition, the Company will issue warrants to purchase up to 10 million common shares with an exercise price of $6.00 per share to the Otto Family. The share issuance, together with the warrants issuances are collectively referred to as the “Otto Transaction”. Under the terms of the Stock Purchase Agreement, the Company will also issue additional common shares to the Otto Family in an amount equal to any dividends declared, associated with the issuance of common shares, by the Company after February 23, 2009 and prior to the applicable closing of the stock purchase by the Investor. On April 9, 2009, the Company’s shareholders approved the sale of the common shares and warrants to the Otto Family pursuant to the Otto Transaction. The transaction will occur in two closings. The second closing with the Otto Family is contracted to close before October 9, 2009. On May 11, 2009, the Company issued and sold 15.0 million shares and warrants to purchase 5.0 million common shares to the Otto Family for a purchase price of $52.5 million. The Company also issued an additional 1,071,428 shares as a result of the first quarter 2009 dividend to the Otto Family associated with the initial 15.0 million shares. In June 2009, the Otto Family earned the right to receive an additional 1,787,304 shares relating to the 2009 dividends declared to date associated with the second tranche of 15.0 million shares.
The shareholders’ approval of the Otto Transaction in April 2009 resulted in a “potential change in control” under the Company’s equity-based award plans. In addition, when the Otto Family acquires beneficial ownership of 20% or more of the Company’s outstanding common shares as expected, a “change in control” will be deemed to have occurred under the Company’s equity deferred compensation plans. In accordance with the equity-based award plans, all unvested stock options became fully exercisable and all restrictions on unvested shares lapsed, and, in accordance with the equity deferred compensation plans, it is expected that all unvested deferred stock units will become vested and no longer subject to forfeiture. As such, in April 2009, the Company recorded an accelerated non-cash charge of approximately $10.5 million in accordance with SFAS 123(R) related to these equity awards. The Company expects to record an additional non-cash charge of $4.7 million upon the occurrence of the change in control later in 2009 upon the closing of the second tranche of shares to the Otto Family.
In addition, the shares and warrants were required to be recognized at fair value in April 2009 and marked-to-market through earnings thereafter until settlement or expiration. As a result, the Company reported an aggregate non-cash loss of $80.0 million, or $0.55 per diluted share, relating to the valuation adjustments associated with these instruments in the second quarter of 2009, due to the appreciation in share price.
Dispositions:
The Company sold nine properties, aggregating 1.0 million square feet, in the second quarter of 2009, generating gross proceeds of $82.4 million. The Company recorded an aggregate loss on sale of approximately $36.3 million related to these assets. The Company’s joint ventures sold four properties, aggregating 0.4 million square feet in the second quarter of 2009, generating gross proceeds of $30.8 million.
The Company sold an additional four properties to date in the third quarter of 2009 generating gross proceeds of approximately $48.2 million. Impairment charges of $16.1 million were recorded in the second quarter of 2009 relating to these assets.
Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

		Expected
		Remaining	Initial
		Cost	Anchor
Location	Owned GLA	($ Millions)	Opening *	Description
Miami (Homestead), Florida**	272,610	$(3.1)	2H 08	Community Center
Boise (Nampa), Idaho	431,689	37.4	2H 07	Community Center
Boston (Norwood), Massachusetts	56,343	7.9	1H 10	Community Center
Elmira (Horseheads), New York	350,987	10.9	1H 07	Community Center
Raleigh (Apex), North Carolina (Promenade)	72,830	5.3	1H 09	Community Center
Austin (Kyle), Texas ***	443,092	25.4	2H 09	Community Center

Total	1,627,551	$83.8

*	1H = First Half, 2H = Second Half; either actual or anticipated

**	Includes a reduction in costs from future land sales

***	Consolidated 50% Joint Venture
In addition to these current developments, several of which will be developed in phases, the Company and its joint venture partners intend to commence construction on various other developments only after substantial tenant leasing has occurred and acceptable construction financing is available, including several international projects.

Unconsolidated Joint Venture Development:
The Company’s unconsolidated joint ventures have the following shopping center projects under construction.

	DDR’s		Expected
	Effective		Remaining	Initial
	Ownership	Owned	Cost	Anchor
Location	Percentage	GLA	($ Millions)	Opening*	Description
Kansas City (Merriam), Kansas**	20.0%	158,632	$(1.8)	TBD	Community Center
Dallas (Allen), Texas**	10.0%	797,665	(0.3)	1H 08	Lifestyle Center
Manaus, Brazil	47.4%	502,529	13.4	1H 09	Enclosed Mall

Total		1,458,826	$11.3

*	1H = First Half, 2H = Second Half; either actual or anticipated; TBD = to be determined. ** Includes a reduction in costs from future land sales
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping the following wholly-owned and consolidated joint venture shopping centers at a projected aggregate net cost of approximately $109.4 million. At June 30, 2009, approximately $82.4 million of costs had been incurred in relation to these projects.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior tenants
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Unconsolidated Joint Venture Redevelopments and Expansions:
The Company’s unconsolidated joint ventures are currently expanding/redeveloping the following shopping centers at a projected net cost of $154.3 million, which includes original acquisition costs related to assets acquired for redevelopment. At June 30, 2009, approximately $118.9 million of costs had been incurred in relation to these projects.

	DDR’s
	Effective
	Ownership
Property	Percentage	Description
Buena Park, California	20%	Large-scale redevelopment of enclosed mall to open-air format
Los Angeles (Lancaster), California	21%	Relocate Walmart and redevelop former Walmart space
Benton Harbor, Michigan	20%	Construct 89,000 square feet of anchor space and retail shops
Dividends:
The Company’s second quarter dividend was paid in a combination of cash and the Company’s common shares. The aggregate amount of cash paid to shareholders on July 21, 2009, was limited to 10% of the total dividend paid. The Company issued approximately 6.1 million common shares based on volume weighted average trading prices of $4.49 per share and paid $3.1 million in cash. This payout initiative is consistent with the first quarter dividend payout and is a part of the Company’s strategy to further enhance liquidity and maximize free cash flow while continuing to maintain its REIT status.

Financings:
In the second quarter of 2009, the Company purchased approximately $212.7 million face amount of its outstanding senior notes at a discount to par resulting in a gross gain of approximately $54.1 million. This gain was reduced by approximately $8.2 million due to the adoption of FSP APB 14-1, “Accounting for Convertible Debt That May Be Settled in Cash Upon Conversion”, on January 1, 2009 (“Convertible Debt Restatement”).
In July 2009, the Company obtained a $17 million of mortgage debt from a life insurance company on two shopping centers at a 6% interest rate and maturing in 2017.
In May 2009, the Company completed an $85 million, 10-year loan secured by four assets in Puerto Rico with a fixed interest coupon rate of 7.59%. Also, in May 2009, the Company completed a $40 million, two-year secured loan with a one-year extension option. The loan has a floating interest rate of LIBOR plus 600 basis points with a LIBOR floor of 2.5%.
A $60 million six-month bridge loan funded by the Otto Family in March 2009 was converted in May 2009 into a five-year fixed-rate term loan with a 9% interest rate.
Developers Diversified Realty Corporation as of June 30, 2009 owned and managed approximately 690 retail operating and development properties in 45 states, plus Puerto Rico, Brazil and Canada, totaling approximately 153 million square feet. Developers Diversified Realty Corporation is a self-administered and self-managed REIT operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Thomas Morabito, Senior Director of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; our ability to continue to satisfy conditions to consummate the sale of the second tranche of common shares to the Otto Family; and the finalization of the financial statements for three-month period ended June 30, 2009. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2008. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2009	2008(E)	2009	2008(E)
Revenues:
Minimum rents (A)	$137,696	$151,743	$278,692	$303,818
Percentage and overage rents (A)	1,038	1,145	3,641	3,909
Recoveries from tenants	44,829	46,162	92,714	97,403
Ancillary and other property income	4,974	6,256	10,012	10,866
Management, development and other fee income	14,040	15,637	28,502	31,924
Other (B)	1,732	1,691	4,982	4,728

	204,309	222,634	418,543	452,648

Expenses:
Operating and maintenance	35,292	33,373	70,805	68,289
Real estate taxes	27,671	26,884	56,112	53,205
Impairment charges (C)	107,014	—	117,919	—
General and administrative (D)	28,412	21,333	47,583	42,047
Depreciation and amortization	58,641	55,886	119,900	109,669

	257,030	137,476	412,319	273,210

Other income (expense):
Interest income	3,228	547	6,257	1,115
Interest expense (E)	(59,962)	(62,362)	(119,219)	(125,612)
Gain on repurchases of senior notes	45,901	200	118,479	200
Loss on equity derivative instruments (F)	(80,025)	—	(80,025)	—
Other expenses (G)	(6,913)	(102)	(10,575)	(600)

	(97,771)	(61,717)	(85,083)	(124,897)

(Loss) income before equity in net (loss) income of joint ventures, impairment of joint venture investments, income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate, net of tax	(150,492)	23,441	(78,859)	54,541
Equity in net (loss) income of joint ventures (H)	(9,153)	12,555	(8,801)	19,943
Impairment of joint venture investments (C)	(40,266)	—	(41,140)	—
Income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes	(920)	(286)	110	(1,317)

(Loss) income from continuing operations	(200,831)	35,710	(128,690)	73,167
(Loss) income from discontinued operations (I)	(60,821)	2,070	(48,634)	4,777

(Loss) income before gain on disposition of real estate	(261,652)	37,780	(177,324)	77,944
Gain on disposition of real estate, net of tax	648	908	1,096	3,275

Net (loss) income	(261,004)	38,688	(176,228)	81,219
Loss (income) attributable to non-controlling interests (J)	34,419	(2,025)	37,044	(4,396)

Net (loss) income attributable to DDR	$(226,585)	$36,663	$(139,184)	$76,823

Net (loss) income applicable to common shareholders	$(237,152)	$26,096	$(160,318)	$55,689

Funds From Operations (“FFO”):
Net (loss) income applicable to common shareholders	$(237,152)	$26,096	$(160,318)	$55,689
Depreciation and amortization of real estate investments	57,565	57,279	118,601	111,641
Equity in net loss (income) of joint ventures (H)	9,153	(12,555)	8,374	(19,943)
Joint ventures’ FFO (H)	3,809	25,908	18,968	45,088
Non-controlling interests (OP Units) (J)	80	290	159	884
Loss (gain) on disposition of depreciable real estate	60	(1,133)	(12,274)	(1,151)

FFO applicable to common shareholders	(166,485)	95,885	(26,490)	192,208
Preferred dividends	10,567	10,567	21,134	21,134

FFO	$(155,918)	$106,452	$(5,356)	$213,342

Per share data:
Earnings per common share
Basic	$(1.64)	$0.22	$(1.18)	$0.46

Diluted	$(1.64)	$0.22	$(1.18)	$0.46

Dividends Declared	$0.20	$0.69	$0.40	$1.38

Funds From Operations — Basic (K)	$(1.15)	$0.79	$(0.19)	$1.59

Funds From Operations — Diluted (L)	$(1.15)	$0.79	$(0.19)	$1.59

Basic — average shares outstanding	144,227	119,390	136,514	119,269

Diluted — average shares outstanding	144,227	120,342	136,514	119,430

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Base and percentage rental revenues for the six-month period ended June 30, 2009, as compared to the prior-year comparable period, decreased $25.4 million primarily due to store closings related to five major tenant bankruptcies which aggregated $23.1 million, the most significant of which related to the assets formerly occupied by Mervyns, which is 50% owned by the Company through a consolidated joint venture. There was also a decrease of $2.9 million in straight line rental income, a majority of which is related to major tenant bankruptcies and a $0.2 million decrease related to the Company’s business centers. These decreases were off set by net increased leasing activity of $0.8 million. Included in rental revenues for the six-month periods ended June 30, 2009 and 2008, is approximately $1.3 million and $4.9 million, respectively, of revenue resulting from the recognition of straight-line rents, including discontinued operations.

(B)	Other income for the three- and six-month periods ended June 30, 2009 and 2008 was comprised of the following (in millions):

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Lease termination fees	$1.1	$1.4	$2.6	$4.2
Financing fees	0.3	0.1	0.6	0.1
Other miscellaneous	0.3	0.2	1.8	0.4

	$1.7	$1.7	$5.0	$4.7

(C)	The Company recorded impairment charges on consolidated assets that are either under contract or being marketed for sale as the book basis of the assets was in excess of the estimated fair market value. Of this amount, $61.0 million related to impairment charges on 13 assets formerly occupied by Mervyns, of which the Company’s proportionate share was $29.7 million after adjusting for the allocation of the loss to the non-controlling interest in this consolidated joint venture. An additional $25.1 million (see footnote I) was reported as a component of discontinued operations relating to those assets classified as held for sale pursuant to SFAS No. 144 and $36.0 million was reflected as actual loss on sale as part of discontinued operations.

In addition, the Company recorded an approximate $40.3 million in impairment charges associated with joint venture investments in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock.” These charges primarily related to the Company’s investments in the Coventry II joint ventures.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(D)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the six-month periods ended June 30, 2009 and 2008, general and administrative expenses were approximately 5.4% and 4.4% of total revenues, including joint venture revenues, respectively. In the second quarter, the Company recorded a non-cash charge of $10.5 million as a result of the potential change in control provisions included in the Company’s equity-based award plans triggered from the shareholder approval of the Otto Transaction, as previously discussed. Excluding this charge, general and administrative expenses were 4.2% of total revenues for the six-month period ended June 30, 2009.

(E)	In 2009, the Company adopted FSP APB 14-1. The adoption of this FSP required the Company to restate its interest expense and record a non-cash interest-related charge of $3.3 million and $6.5 million, net of capitalized interest, for the three and six months ended June 30, 2008, respectively. The Company recorded non-cash interest expense of approximately $3.3 million and $7.1 million for the three and six months ended June 30, 2009, respectively, in accordance with this new accounting standard.

(F)	Represents the impact of the valuation adjustments for the equity derivative instruments issued as part of the Otto Transaction. The total non-cash charge includes a $38.0 million expense recognized on the 16.1 million shares issued to the Otto Family in May 2009. The level of expense recognized primarily relates to the difference between the closing trading value of the Company’s common shares of $3.12 on April 9, 2009, which was less than closing trading value of the Company’s common shares on the May 11, 2009 issuance date of $5.48. The balance of the $80.0 million expense included $31.7 million recognized on the valuation adjustment of the second tranche of 15.0 million common shares expected to be issued later in 2009 including the impact of declared dividends payable in common shares, as well as $10.3 million relating to the warrant valuation adjustments.

(G)	Other expenses primarily related to a reserve associated with a mezzanine note receivable of $5.4 million as well as litigation-related expenditures, the write off of costs related to abandoned development projects and costs incurred for transactions that are not expected to close.

(H)	The following is a summary of the combined operating results of the Company’s joint ventures:

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenues from operations (a)	$216,639	$233,416	$445,205	$468,476

Operating expense (b)	101,196	78,631	188,274	158,627
Depreciation and amortization of real estate investments	62,402	59,126	125,788	115,008
Interest expense	83,511	71,360	153,820	148,018

	247,109	209,117	467,882	421,653

(Loss) income from operations before tax expense and discontinued operations	(30,470)	24,299	(22,677)	46,823
Income tax expense	(2,562)	(2,865)	(4,552)	(6,645)
(Loss) income from discontinued operations, net of tax (b)	(13,131)	826	(12,324)	1,332
Loss on disposition of discontinued operations, net of tax (c)	(6,048)	—	(6,077)	340
Loss on disposition of assets	—	(11)	(26,741)	(13)
Other, net (d)	(2,241)	50,100	9,437	56,539

Net (loss) income	$(54,452)	$72,349	$(62,934)	$98,376

DDR ownership interests (e)	$(11,876)	$12,740	$(11,073)	$20,214

FFO from joint ventures are summarized as follows:

Net (loss) income	$(54,452)	$72,349	$(62,934)	$98,376
(Loss) income on disposition of real estate, including discontinued operations	—	11	—	13
Depreciation and amortization of real estate investments	62,947	59,845	127,037	116,449

	$8,495	$132,205	$64,103	$214,838

DDR ownership interests (e)	$3,809	$25,908	$18,968	$45,808

DDR joint venture distributions received, net	$7,061	$12,601	$15,736	$26,301

(a)	Revenues for the three-month periods ended June 30, 2009 and 2008 included approximately $0.9 million and $1.8 million, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was $0.1 million and $0.3 million, respectively. Revenues for the six-month periods ended June 30, 2009 and 2008 included approximately $1.7 million and $4.1 million, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was $0.1 million and $0.5 million, respectively.

(b)	The DDR Macquarie Fund reported impairment losses on three assets under contract to be sold aggregating $33.9 million. Of this amount, approximately $20.2 million was reported as a component of operating expenses and $13.7 million was reported as a component of discontinued operations relating to the one asset classified as held for sale pursuant to SFAS No. 144. The Company’s proportionate share of these impairment losses aggregated $5.5 million for both the three and six month periods.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(c)	Loss on disposition of discontinued operations consists of the sale of four properties by two separate unconsolidated joint ventures in the second quarter of 2009 resulting in a loss of $6.0 million of which the Company’s proportionate share was $1.4 million for the three- and six-months ended June 30, 2009.

(d)	Includes the effects of certain derivative instruments that are marked-to-market through earnings from the Company’s equity investment in Macquarie DDR Trust aggregating approximately $2.2 million of loss and $9.4 million of income for the three- and six-month periods ended June 30, 2009, respectively, of which the Company’s share was approximately $0.2 million and $1.0 million, respectively.

(e)	The Company’s share of joint venture net loss was decreased by $2.7 million and the equity in net income was decreased by $0.2 million for the three-month periods ended June 30, 2009 and 2008, respectively. The Company’s share of joint venture net loss was decreased by $2.3 million and the equity in net income was decreased by $0.3 million for the six-month periods ended June 30, 2009 and 2008, respectively. These adjustments relate primarily to basis differences impacting amortization and depreciation and (loss) gain on dispositions.

At June 30, 2009 and 2008, the Company owned joint venture interests, excluding consolidated joint ventures, in 324 and 317 shopping center properties, respectively.
(I)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Period Ended		Six-Month Period Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$4,347	$10,426	$10,020	$22,428

Expenses:
Operating	1,116	3,222	2,748	6,677
Impairment charges	25,091	—	25,091	—
Interest, net	1,439	2,169	3,079	4,393
Depreciation	1,499	4,043	3,320	7,467

Total expenses	29,145	9,434	34,238	18,537

(Loss) income before (loss) gain on disposition of real estate	(24,798)	992	(24,218)	3,891
(Loss) gain on disposition of real estate, net	(36,023)	1,078	(24,416)	886

Net (loss) income	$(60,821)	$2,070	$(48,634)	$4,777

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(J)	Non-controlling interests are comprised of the following:

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Loss (income) attributable to non-controlling interests	$34,425	$(2,005)	$37,056	$(4,356)
Loss attributable to redeemable operating partnership units	(6)	(20)	(12)	(40)

	$34,419	$(2,025)	$37,044	$(4,396)

In June 2008, 0.5 million operating partnership units were converted into an equivalent number of common shares of the Company.

(K)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the assumed conversion of approximately 0.4 million Operating Partnership Units (“OP Units”) outstanding at June 30, 2009 and 2008, into 0.4 million common shares for the three-and six-month periods ended June 30, 2009 and 0.8 million common shares for the three-and six-month periods ended June 30, 2008, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO were approximately 144.6 million and 120.8 million for the three-month periods ended June 30, 2009 and 2008, respectively and 136.9 million and 120.7 million for the six-month periods ended June 30, 2009 and 2008, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data (A):

	June 30, 2009	December 31, 2008 (B)
Assets:
Real estate and rental property:
Land	$2,013,216	$2,073,947
Buildings	5,623,674	5,890,332
Fixtures and tenant improvements	270,353	262,809

	7,907,243	8,227,088
Less: Accumulated depreciation	(1,282,375)	(1,208,903)

	6,624,868	7,018,185
Construction in progress	908,121	882,478
Assets held for sale	51,781	—

Real estate, net	7,584,770	7,900,663

Investments in and advances to joint ventures	560,112	583,767
Cash	28,745	29,494
Restricted cash (C)	112,802	111,792
Notes receivable	74,691	75,781
Receivables, including straight-line rent, net	149,452	164,356
Other assets, net	141,418	154,369

	$8,651,990	$9,020,222

Liabilities:
Indebtedness:
Revolving credit facilities	$1,169,503	$1,027,183
Unsecured debt	1,821,209	2,402,032
Mortgage and other secured debt	2,573,990	2,437,440

	5,564,702	5,866,655
Dividends payable	37,703	6,967
Other liabilities (D)	280,639	281,179

	5,883,044	6,154,801
Redeemable operating partnership units	627	627
Equity	2,768,319	2,864,794

	$8,651,990	$9,020,222

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
(A)	Amounts include the consolidation of a 50% owned joint venture, DDR MDT MV LLC (“MV LLC”), that owns 32 sites formerly occupied by Mervyns at June 30, 2009, which includes $255.5 million and $348.5 million of real estate assets at June 30, 2009 and December 31, 2008, respectively. Mortgage debt relating to these assets aggregated $237.5 million and $258.5 million at June 30, 2009 and December 31, 2008, respectively. Non-controlling interests relating to this joint venture aggregated $32.6 million and $70.2 million at June 30, 2009 and December 31, 2008, respectively.

(B)	The December 31, 2008 selected balance sheet data was revised to reflect the adoption of two accounting standards in the first quarter of 2009.
—	The Company adopted the provisions of FSP APB 14-1, resulting in the Convertible Debt Restatement. The Company increased real estate assets by $2.9 million and shareholders’ equity by $52.6 million and decreased unsecured debt by $50.7 million and deferred charges by $1.0 million.

—	The Company adopted the provisions of SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51,” which impacted the accounting for transactions with non-controlling shareholders. The Company no longer has a line item in its balance sheet referred to as Minority Interests. Equity at December 31, 2008 has been revised to include $120.1 million attributable to non-controlling interests. Equity at June 30, 2009 includes $98.8 million attributable to non-controlling interests.
(C)	Restricted cash primarily consists of $64.2 million and $64.8 million at MV LLC at June 30, 2009 and December 31, 2008, respectively. At June 30, 2009, the MV LLC restricted cash is comprised of $23.9 million received from the seller of the Mervyns portfolio relating to Mervyns bankruptcy filing in the third quarter 2008, a $33.0 million net capital contribution by the members of MV LLC, and $7.3 million related to a security deposit letter of credit, all of which are required to be held in escrow by the lender. Also included is $46.0 million and $47.0 million at June 30, 2009 and December 31, 2008, respectively, relating to the terms of a bond issue for one of the Company’s projects in Mississippi.

(D)	Includes a $41.2 million non-cash liability relating to the equity derivative instruments deemed issued in connection with the Otto Transaction as of June 30, 2009. The instruments will be reclassified into equity upon ultimate exercise or expiration of the instruments.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	June 30, 2009	December 31, 2008
Land	$2,368,888	$2,378,033
Buildings	6,443,218	6,353,985
Fixtures and tenant improvements	153,654	131,622

	8,965,760	8,863,640
Less: Accumulated depreciation	(706,457)	(606,530)

	8,259,303	8,257,110
Construction in progress	309,156	412,357

Real estate, net	8,568,459	8,669,467
Receivables, including straight-line rent, net	150,797	136,410
Leasehold interests	12,035	12,615
Other assets	358,344	315,591

	$9,089,635	$9,134,083

Mortgage debt (a)	$5,768,969	$5,776,897
Notes and accrued interest payable to DDR	73,272	64,967
Other liabilities	252,800	237,363

	6,095,041	6,079,227
Accumulated equity	2,994,594	3,054,856

	$9,089,635	$9,134,083

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,209.9 million and $1,216.1 million at June 30, 2009 and December 31, 2008, respectively.